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                                                                       EXHIBIT 3

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        PROVIDING FOR A LEAVE OF ABSENCE


     This Amendment to Employment Agreement Providing for a Leave of Absence (the "Amendment Agreement") is entered into this 9th day of May, 1996, by and between Crop Growers Corporation, a Delaware corporation (the "Company"), and Gary A. Black ("Executive").

                                    RECITALS

     A. Executive was instrumental in the formation of the Company and has contributed substantially to its growth as a significant shareholder, employee, officer and director.

     B. The parties entered into an Employment Agreement, dated June 22, 1994, as amended March 29, 1996, presently in full force and effect.

     C. The parties entered into an Indemnification Agreement, dated June 22, 1994, presently in full force and effect.

     D. The parties recognize that Executive may in the next few months need to devote substantial time to his personal affairs and that of necessity this will require him to devote less than full-time service to the Company.

     E. The Company has formed an Independent Directors Committee (the "Committee") to review and act on certain matters delegated to the Committee by the Board of Directors.

                                    AGREEMENT

     1. The Company hereby grants Executive a personal leave of absence beginning as of the date hereof. During the period of this leave of absence, Executive will continue to be employed by the Company, but shall resign his position as a director.

     2. Executive's compensation and benefits, including bonuses, shall continue under the terms agreed to in his Employment Agreement dated June 22, 1994, as amended March 29, 1996.

     3. Executive agrees that he will not accept any other employment during the period of his leave of absence, nor will he provide significant services as a consultant or director for any other business.



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     4.  Although during the term of the leave of absence Executive will not have any job responsibilities and will not be expected to report to work, he shall make himself available to the Company to the extent reasonably requested.

     5. During his leave of absence, Executive shall have access to the Company's facilities and employees, and to records maintained in the Company's offices, including both corporate records and his own records, to the extent necessary to satisfy the responsibilities assigned to Executive pursuant to Paragraph 4 and Executive and his counsel shall also, upon giving prior notice to the Company, have access to these facilities and records necessary to prepare or present Executive's position, defense or response in connection with any criminal, civil or administrative matters involving the Executive.

     6. This Amendment Agreement shall remain in full force and effect until the Company and the Executive agree that the Executive should return to active employment with the Company, or the expiration of the Employment Agreement of June 22, 1994, as amended March 29, 1996, whichever comes first.

     7. The existing Employment Agreement between the Company and Executive, dated June 22, 1994, as amended March 29, 1996, shall remain in full force and effect except to the extent expressly modified or superseded herein.

     8. Executive has entered, or within thirty days of the execution of this Amendment Agreement will enter, into an agreement granting an irrevocable proxy as to shares of the Company beneficially owned by Executive to a person (or any successor thereof) reasonably acceptable to the Committee. Executive agrees to provide to the Company, upon execution, copies of such irrevocable proxy agreement.

                                       CROP GROWERS CORPORATION



Date: March 9, 1996                    By:    /s/ Paul T. Horn
                                          ----------------------
                                       Its:   Chairman



Date: March 9, 1996                    /s/ Gary A. Black
                                       ---------------------------
                                       Gary A. Black ("Executive")


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